Exhibit 99.1

For More Information, Contact:

Investor contact:

Varian, Inc.

Investor Relations

650.213.8000, Ext. 3752

ir@varianinc.com

Lauren Lum

Varian, Inc.

650.424.5286

lauren.lum@varianinc.com

VARIAN, INC. COMPLETES ELECTRONICS MANUFACTURING DIVESTITURE

Varian, Inc. to focus efforts on Scientific Instruments and Vacuum Technologies businesses; to repurchase shares

PALO ALTO, Calif. – Varian, Inc. (Nasdaq:VARI) today completed the previously announced sale of its Electronics Manufacturing business to Jabil Circuit, Inc. for $195 million (subject to a post-closing working capital adjustment). The company announced on February 7, 2005, that it had entered into a definitive agreement with Jabil for the divestiture.

According to Varian, Inc., the sale of the Electronics Manufacturing business will allow the company to advance its overall strategy of growing the Scientific Instruments and Vacuum Technologies segments by focusing all of its resources on that core business.

The company previously announced that it would initiate repurchases of up to $145 million of its common stock upon successful completion of the divestiture. That repurchase program is now in effect and replaces a previous authorization to repurchase up to 1,000,000 shares, under which approximately 800,000 shares were repurchased since the company announced the definitive agreement to sell its Electronics Manufacturing business on February 7, 2005.

About Varian, Inc.

Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum components, laboratory consumable supplies, software, training, and support through its global distribution system. Varian, Inc. employs approximately 3,500 people and operates manufacturing facilities in 12 locations in North America, Europe, and the Pacific Rim. Varian, Inc. had fiscal year 2004 sales of $724 million (excluding the divested Electronics Manufacturing segment), and its common stock is traded on Nasdaq under the symbol, “VARI.” Further information is available on the company’s Web site: www.varianinc.com